Exhibit 3.4

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHESAPEAKE MLP OPERATING, L.L.C.

(A Delaware Limited Liability Company)

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Chesapeake MLP Operating, L.L.C. (the “Company”), dated as of [•], 2010, is adopted, executed and agreed to by Chesapeake Midstream Partners, L.P., a Delaware limited partnership (the “Sole Member”).

1. Formation. Chesapeake MLP Operating, L.L.C. (formerly known as Chesapeake Midstream Partners, L.L.C.) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”). This Agreement shall become effective as of the date set forth above.

2. Term. The Company shall have perpetual existence.

3. Purposes. The purpose and nature of the business to be conducted by the Company shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and to do anything necessary or appropriate to effect the foregoing.

4. Members; Membership Interests; Liabilities of Members. Upon execution of this Agreement, the Sole Member shall be admitted as the sole member of the Company. The membership interest of the Sole Member is set forth on Exhibit A (the “Membership Interest”). The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company. The failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing personal liability on the Sole Member for the debts, obligations or liabilities of the Company.

5. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Allocations. All items of income, gain, loss, deduction and credit of the Company shall be allocated to the Sole Member.

7. Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

8. Management. The management of the Company shall be vested in the Sole Member. All action taken by the Company shall be taken only with the consent of the Sole Member. The Sole Member may delegate power and authority from time to time to one or more “Officers.”

9. Admission of New Members. No new person or entity may be admitted to the Company without the prior consent of the Sole Member.

10. Exculpation; Indemnification. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Sole Member, nor any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of the Sole Member, or any manager, officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Company, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all civil, criminal, administrative or investigative losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 11 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Sole Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 10.

11. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

13. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

By:	Chesapeake Midstream GP, L.L.C. its General Partner

By:
Name: Title:

Signature Page to the Limited Liability Company Agreement

of Chesapeake MLP Operating, L.L.C.

EXHIBIT A

Member	Membership Interest
Chesapeake Midstream Partners, L.P.	100%

A-1